UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2007

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2007, Nanometrics Incorporated (the “Company”) entered into a credit facility with Comerica Bank as the lender. The credit facility provides for a $15,000,000 revolving line of credit, with a $2,000,000 letter of credit sublimit, a $100,000 credit card services sublimit, and a $5,000,000 foreign currency sublimit. The credit facility matures on February 14, 2009, at which time all outstanding borrowings must be repaid, and all outstanding letters of credit and outstanding obligations under credit card services and foreign exchange contracts must be cash collateralized or secured by the Company’s accounts with the lender.

Loans may be made in U.S. Dollars, Euros, Pounds Sterling, Won, or Yen. The Company may elect interest rates on its borrowings calculated by reference to (i) Comerica Bank’s prime rate or (ii) a rate based on LIBOR, TIBOR or SIBOR, depending on the currency borrowed, plus a margin of up to 2.25%. Interest on the loans is payable monthly. Amounts not borrowed under the revolving line are subject to an unused line fee equal to 0.25% per annum times the unused portion of the facility. The Company may prepay the loan, without premium or penalty, subject to reimbursement of certain costs in the case of loans bearing interest based on LIBOR, TIBOR or SIBOR.

The credit facility requires the company to comply with a minimum liquidity ratio when any loans are outstanding under the credit facility and to maintain a minimum tangible net worth during the term of the credit facility.

The credit facility contains affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. The credit facility contains negative covenants, among other things, limiting the ability of the Company and its subsidiaries to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends and repurchase stock.

The Company’s obligations under the credit facility are secured by a lien on substantially all of its assets other than its intellectual property, except in certain circumstances. Each of the Company’s U.S. subsidiaries is required to guaranty the obligations under the credit facility and to grant a lien on substantially all of its assets other than its intellectual property, except in certain circumstances.

The credit facility contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 3.0% and could result in the acceleration of the Company’s obligations under the credit facility, and an obligation of any or all of the Company’s U.S. subsidiaries to pay the full amount of the Company’s obligations under the credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2007	NANOMETRICS INCORPORATED

/s/ Douglas J. McCutcheon
Douglas J. McCutcheon
Chief Financial Officer